UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 3, 2017
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National Storage Affiliates Trust
(Exact name of registrant as specified in its charter)

Maryland	001-37351	46-5053858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5200 DTC Parkway, Suite 200 Greenwood Village, Colorado, 80111 (Address of principal executive offices)

(720) 630-2600
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre‑commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre‑commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Item 8.01 Other Events
On October 3, 2017, National Storage Affiliates Trust, a Maryland real estate investment trust (the “Company”), and NSA OP, LP, a Delaware limited partnership (the "Operating Partnership"), entered into an underwriting agreement with Wells Fargo Securities, LLC and Morgan Stanley & Co. LLC, as representatives of the several underwriters named in Schedule A thereto, under which the Company agreed to sell, and the underwriters agreed to purchase, subject to the terms and conditions set forth in the underwriting agreement, an aggregate of up to 6,900,000 of the Company's 6.000% series A cumulative redeemable preferred shares of beneficial interest, par value $0.01 per share (the "Shares") (including 900,000 Shares pursuant to an option to purchase additional Shares solely to cover overallotments for which the underwriters have provided notice that the option is expected to be exercised in full at the closing). The Shares were offered to the public at a price of $25.00 per share, and were offered to the Underwriters at a price of $24.2125 per share. The Shares are being offered and sold under a prospectus supplement and accompanying prospectus filed with the U.S. Securities and Exchange Commission pursuant to a shelf registration statement on Form S-3 (File No. 333-211570). The Underwriting Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Company and the Operating Partnership have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The offering is expected to close on October 11, 2017, subject to customary closing conditions. Upon closing, the Company expects to receive aggregate net proceeds from the offering of approximately $166,566,250 after deducting the underwriting discount and other estimated offering expenses.

A copy of the Underwriting Agreement is attached as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1
Underwriting Agreement, dated October 3, 2017, among National Storage Affiliates Trust and NSA OP, LP and Wells Fargo Securities, LLC and Morgan Stanley & Co. LLC, as representatives of the several underwriters named therein

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL STORAGE AFFILIATES TRUST

By:	/s/ TAMARA D. FISCHER
Name:	Tamara D. Fischer
Title:	Executive Vice President and Chief Financial Officer

Date: October 10, 2017